Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Immuneering Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, $0.001 par value per share	Rule 457(o)	(1)	(2)	(3)		—	—
Fees to be Paid	Equity	Preferred Stock	Rule 457(o)	(1)	(2)	(3)		—	—
Fees to be Paid	Debt	Debt Securities	Rule 457(o)	(1)	(2)	(3)		—	—
Fees to be Paid	Other	Warrants	Rule 457(o)	(1)	(2)	(3)		—	—
Fees to be Paid	Other	Units	Rule 457(o)	(1)	(2)	(3)		—	—
Fees to be Paid	Unallocated (Universal) Shelf		Rule 457(o)	(1)	(2)	$200,000,000	(3)	0.0000927	$18,540.00
	Total Offering Amounts					$200,000,000			$18,540.00
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$18,540.00

(1)	The amount to be registered consists of up to $200,000,000 of an indeterminate amount of Class A common stock, preferred stock, debt securities, warrants and/or units. There is also being registered hereunder such currently indeterminate number of (i) Class A common stock or other securities of the registrant as may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities and/or preferred stock registered hereby or pursuant to any anti-dilution adjustments with respect to any such debt securities, or (ii) Class A common stock, preferred stock, debt securities or units as may be issued upon exercise of warrants registered hereby, as the case may be. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Class A common stock being registered hereunder include such indeterminate number of Class A common stock as may be issuable with respect to the Class A common stock being registered hereunder as a result of share splits, share dividends or similar transactions.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant Instruction 2.A.ii.b. of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3.

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(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $200,000,000. No separate consideration will be received for (i) Class A common stock or other securities of the registrant that may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities and/or preferred stock registered hereby or pursuant to any anti-dilution adjustments with respect to any such debt securities, or (ii) Class A common stock, preferred stock, debt securities or units that may be issued upon exercise of warrants registered hereby, as the case may be.

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